Exhibit 99.1

[i2 Logo]

Michael Diament Named to i2’s Board of Directors

DALLAS – September 2, 2004 – i2 Technologies, Inc. (OTC: ITWO), a leading provider of closed-loop supply chain management solutions, today announced that Michael Diament has joined i2’s Board of Directors as of August 31, 2004.

Diament is a portfolio manager for Q Investments, an affiliate of R² Investments, LDC, the entity that completed a $100 million equity investment in i2 in June 2004. Pursuant to the terms of that transaction, R² Investments has the right to elect two members to i2’s Board of Directors. Diament joins Pranav Parikh as R² Investments’ second designee.

Diament also currently serves on the Board of Directors of Magellan Health Services, Inc. and served on the Board of Directors of WilTel Communications Group, Inc. until November 2003. Diament has a masters in business administration from Columbia Business School and a bachelor of arts degree from Washington University.

“Michael Diament represents the seventh member of a robust Board of Directors that combines diverse backgrounds and a wealth of experiences from throughout the business world,” said i2 chairman and chief executive officer Sanjiv Sidhu. “We welcome Michael’s presence on the Board and look forward to his contributions.”

In addition to Sidhu and Parikh, Diament joins current Board members Harvey B. Cash, Richard Clemmer, Robert Crandall and Michael McGrath.

About i2

A leading provider of closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2’s global customer base consists of some of the world’s market leaders – including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

For More Information Please Contact:

Beth Elkin

i2 Technologies

469-357-4225

beth_elkin@i2.com